                             Exhibit 23(d)(2)(uu)(a)

     Sub-sub-advisory Agreement - Transamerica Marsico International Growth

                             SUB-ADVISORY AGREEMENT
                                     BETWEEN
                        COLUMBIA MANAGEMENT ADVISORS, LLC
                       AND MARSICO CAPITAL MANAGEMENT, LLC

     This Agreement is entered into as of December 14, 2007 between Columbia Management Advisors, LLC (referred to herein as "Columbia"), and Marsico Capital Management, LLC (referred to herein as "MCM").

     WHEREAS, Columbia (formerly Banc of America Capital Management, LLC) entered into a Sub-Advisory Agreement (referred to herein as the "Advisory Agreement"), dated as of June 15, 2004 with AEGON/Transamerica Fund Advisers, Inc. (referred to herein as "ATFA") with respect to providing advisory services to Transamerica IDEX Mutual Funds, a Massachusetts business trust (herein referred to as "Transamerica IDEX"), on behalf of TA IDEX Marsico International Growth, a separate series of Transamerica IDEX (the "Fund").

     WHEREAS, the Advisory Agreement provides that Columbia may engage MCM to furnish investment information and advice to assist Columbia in carrying out its responsibilities under the Advisory Agreement as investment sub-adviser to the Fund.

     WHEREAS, it is the purpose of this Agreement to express the mutual agreements of the parties hereto with respect to the services to be provided by MCM to Columbia and the terms and conditions under which such services will be rendered.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

     1. SERVICES OF MCM. MCM shall act as investment counsel to Columbia with respect to the Fund. In this capacity, MCM shall have the following responsibilities:

     (a) provide a continuous investment program for the Fund including advice as to the acquisition, holding or disposition of any or all of the securities or other assets which the Fund may own or contemplate acquiring from time to time;

     (b) to cause its representatives to attend meetings of ATFA or Transamerica IDEX (by telephone or otherwise) when reasonably necessary and to furnish oral or written reports, as Columbia may reasonably require, in order to keep Columbia, ATFA and their respective officers and the Directors of Transamerica IDEX and appropriate officers of Transamerica IDEX fully informed as to the condition of the investment portfolio of the Fund, the investment recommendations of MCM, and the investment considerations which have given rise to those recommendations;

     (c) to furnish such statistical and analytical information and reports as may reasonably be required by Columbia from time to time;

     (d) to supervise the purchase and sale of. securities as sub-adviser as described below;

     (e) Investment Sub-Advisory Services. MCM shall act as the investment sub-adviser and shall supervise and direct the investments of the Fund in accordance with the Fund's investment objective, policies, and restrictions as provided in the Prospectus and Statement of Additional Information, as currently in effect and as amended or supplemented from time to time (hereinafter referred to as the "Prospectus"), and such other limitations as directed by the appropriate officers of Columbia, ATFA or Transamerica IDEX by notice in writing to MCM; provided that MCM shall be entitled to rely on and comply with the Prospectus most recently furnished to MCM by Columbia (as received from ATFA). MCM shall obtain and evaluate such information relating to the economy, industries, businesses, securities markets, and securities as it may deem necessary or useful in the discharge of its obligations hereunder and shall formulate and implement a continuing program for the management of the assets and resources of the Fund in a manner consistent with the Fund's investment objective, policies, and restrictions. In furtherance of this duty, MCM, on behalf of the Fund, is authorized, in its discretion and without prior consultation with Transamerica IDEX, Columbia or ATFA, to

     (1) Buy, sell, exchange, convert, lend, and otherwise trade in any stocks, bonds and other securities or assets; and

     (2) Place orders and negotiate the commissions (if any) for the execution of transactions in securities or other assets with or through such brokers, dealers, underwriters or issuers as MCM may select.

     2. OBLIGATIONS OF COLUMBIA. Columbia shall have the following obligations under this Agreement:

     (a) to keep MCM continuously and fully informed as to the composition of the Fund's investment portfolio and the nature of the Fund's assets and liabilities from time to time;

     (b) to furnish MCM with copies of each of the following documents and all future amendments and supplements to such documents, if any, as soon as practicable after such documents become available;

          (1) The Agreement and Declaration of Trust of Transamerica IDEX, as filed with the State of Massachusetts, as in effect on the date hereof and as amended from time to time ("Articles");

          (2) The By-Laws of Transamerica IDEX as in effect on the date hereof and as amended from time to time ("By-Laws");

          (3) Certified resolutions of the Board of Transamerica IDEX authorizing the appointment of Columbia and MCM and approving the form of the Advisory Agreement and this Agreement;

          (4) Transamerica IDEX Registration Statement under the 1940 Act and the Securities Act of 1933, as amended, on Form N-1A, as filed with the Securities and Exchange Commission ("SEC") relating to the Fund and its shares and all amendments thereto ("Registration Statement");

          (5)  The Fund's Prospectus (as defined above); and

          (6) A certified copy of any publicly available financial statement or report prepared for the Fund by certified or independent public accountants, and copies of any financial statements or reports made by the Fund to its shareholders or to any government body or securities exchange.

     (c) to furnish MCM with any further materials or information which MCM may reasonably request to enable it to perform its functions under this Agreement;

     (d) to compensate MCM for its services under this Agreement as set forth in Schedule A. The fee shall accrue daily and be paid monthly in arrears within 15 days after the end of each month. In the event that this Agreement shall be effective for only part of a period, then an appropriate pro-ration of the fee that would have been payable hereunder shall be made, based on the number of calendar days in such period and the number of calendar days during the period in which this Agreement was in effect.

     3. BROKERAGE.

     (a) MCM agrees that, in placing orders with broker-dealers for the purchase or sale of portfolio securities, it shall attempt to obtain quality execution at favorable security prices (best price and execution); provided that, on behalf of the Fund, MCM may, in its discretion, agree to pay a broker-dealer that furnishes brokerage or research services as such services are defined under Section 28(e) of the Securities Exchange Act of 1934, as amended ("1934 Act"), a higher commission than that which might have been charged by another broker-dealer for effecting the same transactions, if MCM determines in good faith that such commission is reasonable in relation to the brokerage and research services provided by the broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of MCM with respect to the accounts as to which it exercises investment discretion (as such term is defined under Section 3(a)(35) of the 1934 Act). In no instance will portfolio securities be purchased from or sold to MCM, or any affiliated person thereof, except in accordance with the federal securities laws and the rules and regulations thereunder.

     (b) On occasions when MCM deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of MCM, MCM, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by MCM in the manner MCM considers to be fair and equitable and consistent with its fiduciary obligations to the Fund and to its other clients.

     (c) Without limiting MCM's discretion in seeking best execution by placing orders and negotiating commissions with broker-dealers it selects, MCM agrees that orders with broker-dealers for the purchase or sale of portfolio securities by the Fund shall be placed in accordance with reasonable standards set forth in the Advisory Agreement if Columbia timely brings them to MCM's attention, subject to compliance with applicable laws and procedures adopted by the Directors of Transamerica IDEX. At the direction of ATFA, Columbia may direct MCM to effect a portion of all transactions in portfolio securities for the Fund through broker-dealers in a manner that will generate resources to help pay certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment or for any other lawful purposes. MCM will treat such a direction as a decision by ATFA to retain, to the extent of the direction, the discretion that MCM otherwise would exercise to select broker-dealers-and negotiate commissions for the Fund. There may be occasions when MCM is unable to obtain best execution because, for example, MCM cannot evaluate the services provided by the selected broker, the selected broker may not be as efficient in executing transactions as another broker, or the trade cannot be aggregated with other trades sent to other brokers.

     (d) MCM is authorized to place orders on behalf of the Fund through any affiliate of MCM that is registered as a broker or dealer with the SEC or as a FCM with the Commodities Futures Trading Commission ("CFTC"), any of its affiliates that are brokers or dealers or FCBs or such other entities which provide similar services in foreign countries, or such brokers or dealers that also provide research or statistical research and material, or other services to the Funds or MCM. Such allocation shall be in such amounts and proportions as MCM shall determine consistent with the above standards, and, upon request, MCM will report on said allocation to Columbia and Board of Directors of Transamerica IDEX, indicating the brokers, dealers or FCBs to which such allocations have been made and the basis therefor.

     (e) MCM may use any broker or dealer affiliated with MCM ("affiliated broker"), to execute trades for the Fund, provided that MCM seeks best execution in using the affiliated broker. An affiliated broker will not act as principal for its own account, but may execute transactions as agent for the Fund on an exchange floor, and receive and retain all commissions, fees, and benefits without complying further with Section 11(a) of the Securities Exchange Act. An affiliated broker also may execute agency cross trades, in which it simultaneously acts as broker for the Fund and for another customer on the other side of the trade. Agency cross trades may enable MCM to purchase or sell a block of securities for the Fund at a set price, and to avoid unfavorable price movements caused by trading a large order on the market. MCM will comply with all legal requirements concerning the use of an affiliated broker, including Rules 10f-3 and 17e-1 under the Investment Company Act and Rule 206(3)-2 under the Investment Advisers Act. Columbia and ATFA are aware that MCM's affiliation with an affiliated broker could give MCM an indirect interest in commissions received by the affiliated broker, and that agency cross trades could create potentially conflicting divisions of loyalties and responsibilities because the affiliated broker acts for both sides of the trade. Columbia or ATFA may at any time revoke its consent to the execution of agency cross trades for the Fund by giving written notice to MCM or the affiliated broker.

     4. PURCHASES BY AFFILIATES. MCM and MCM's officers, directors, and employees will not purchase shares issued by the Fund.

     5. SERVICES TO OTHER CLIENTS. Nothing contained in this Agreement shall limit or restrict (i) the freedom of MCM, or any affiliated person thereof, to render investment management and corporate administrative services to other investment companies, to act as investment manager or investment counselor to other persons, firms, or corporations, or to engage in any other business activities, or (ii) the right of any director, officer, or employee of MCM, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

     6. SUB-ADVISER'S USE OF THE SERVICES OF OTHERS. MCM may employ, retain, or otherwise avail itself of the services or facilities of subcontractors, or other persons or organizations for the purpose of obtaining such statistical and other factual information, such advice regarding economic factors and trends, such advice as to transactions in specific securities, or such other information, advice, or assistance as MCM may deem necessary, appropriate, or convenient for discharge of its obligations hereunder or otherwise helpful to the Fund, as appropriate, or in the discharge of MCM's overall responsibilities with respect to the other accounts that it serves as investment manager or counselor.

     7. LIMITATION OF LIABILITY OF THE SUB-ADVISER. Neither MCM, nor any of its officers, directors, or employees, or any other person performing executive, administrative, trading, or other functions for MCM, the Fund (at the direction or request of MCM), ATFA, or Columbia in connection with MCM's discharge of its obligations undertaken or reasonably assumed with respect to this Agreement, shall be liable for any error of judgment or mistake of law or for any loss suffered by ATFA, Columbia or the Fund, or for any error of facts or mistake of law contained in any report or date provided by MCM, except for any error, mistake or loss resulting from willful misfeasance, bad faith or gross negligence in the performance of its duties on behalf of the Fund or from reckless disregard by MCM, or any such person of the duties of MCM pursuant to this Agreement.

     No statement in this Agreement or any other document constitutes a representation by MCM regarding the rate of growth or return of the Fund. Neither MCM nor any of its officers, directors, or employees make any representations or warranties, express or implied, that any level of performance or investment results will be achieved by the Fund or that the Fund will perform comparably with any standard or index, including other MCM client accounts.

     8. REPRESENTATIONS.

     The parties hereto represent, warrant, and agree as follows:

     (a) Columbia and MCM each: (i) is registered as an investment adviser under the Advisers Act and any applicable state laws and will continue to be so registered for so long as this Agreement remains in effect;
          (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and will continue to meet for so long as this Agreement remains in effect, any applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) has the authority to enter into and perform the services contemplated by this Agreement; and (v) will immediately notify the other party of the occurrence of any event that would disqualify such other party from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise.

     (b) Columbia and MCM each has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and, if it has not already done so, will provide the Investment Adviser and the Fund with a copy of such code of ethics, together with evidence of its adoption.

     (c) MCM has provided Columbia and ATFA with a copy of its Form ADV as most recently filed with the SEC and will annually furnish a copy of Part 2 of Form ADV to Columbia and ATFA.

     9. TERM OF AGREEMENT.

     This Agreement shall become effective upon the date first above written. Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from its effective date. Thereafter, this Agreement shall continue in effect from year to year, with respect to the Fund, subject to the termination provisions and all other terms and conditions hereof.

     10. TERMINATION OF AGREEMENT.

     Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by Columbia: (i) on at least 60 days' prior written notice to MCM, without the payment of any penalty; or (ii) if MCM becomes unable to discharge its duties and obligations under this Agreement. MCM may terminate this Agreement at any time, or preclude its renewal without the payment of any penalty, on at least 60 days' prior notice to Columbia and ATFA. This Agreement shall terminate automatically in the event of its assignment or upon termination of the Advisory Agreement. Upon any termination, fees shall be payable to MCM through the effective date on a pro-rated basis in accordance with section 2(d).

     11. AMENDMENT OF AGREEMENT.

     No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

     12. MISCELLANEOUS.

     (a) Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York without giving effect to the conflicts of laws principles thereof, and the 1940 Act. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.

     (b) Captions. The captions contained in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (c) Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and shall supersede any prior agreements between the parties relating to the subject matter hereof, and all such prior agreements shall be deemed terminated upon the effectiveness of this Agreement.

     (d) Interpretation. Nothing herein contained shall be deemed to require Transamerica IDEX to take any action contrary to its Articles or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of Transamerica IDEX.

     (e) Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations, or orders of the SEC validly issued pursuant to the 1940 Act. As used in this Agreement, the terms "majority of the outstanding voting securities," "affiliated person," "interested person," "assignment," "broker," "investment adviser," "net assets," "sale," "sell," and "security" shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the federal securities laws reflected in any provision of this Agreement is made less restrictive by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order, unless Columbia and MCM agree to the contrary.

     (f) MCM/Marsico Name: Transamerica IDEX may use any name including or derived from the name "MCM" or "Marsico" in connection with a fund only for so long as this Agreement, or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall succeed to MCM's or Marsico's business as investment adviser or distributor. Upon termination of this Agreement ATFA and Transamerica IDEX will cause the fund to cease to use such a name or any other name indicating that it is advised by or otherwise connected with MCM or Marsico or any organization which shall have so succeeded to MCM's or Marsico's business.

     13. COMPLIANCE WITH LAWS.

          (a) In all matters relating to the performance of this Agreement, MCM will act in conformity with the Transamerica IDEX Articles, Bylaws, and current prospectus and with the instructions and direction of Columbia, ATFA and the Fund's Directors.

          (b) MCM shall conform with (1) the 1940 Act and all rules and regulations thereunder, and releases and interpretations thereto (including any no-action letters and exemptive orders which have been granted by the SEC to the Fund, ATFA, Columbia and/or MCM and (2) with all other applicable federal and state laws and regulations pertaining to management of investment companies.

          (c) ATFA shall perform quarterly and annual tax compliance tests to ensure that the Fund is in compliance with Subchapter M of the Internal Revenue Code ("IRC"). In connection with such compliance tests, ATFA shall prepare and provide reports to Columbia and MCM within 10 business days of a calendar quarter end relating to the diversification of the Fund under Subchapter M. MCM shall review such reports for purposes of determining compliance with such diversification requirements. If it is determined that the Fund is not in compliance with the requirements noted above, MCM, in consultation with Columbia, will take prompt action to bring the Fund back into compliance within the time permitted under the IRC.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                                 COLUMBIA MANAGEMENT ADVISORS, LLC


By: /s/ Frank Kimball                   By: /s/ Beth Ann Brown
    ---------------------------------       ------------------------------------
Name: Frank Kimball                     Name: Beth Ann Brown
Title: Managing Director                Title: Managing Director


ATTEST:                                MARSICO CAPITAL MANAGEMENT, LLC


By: /s/ Lisa A. Hartley                 By: /s/ Christopher J. Marsico
    ---------------------------------       ------------------------------------
Name: Lisa A. Hartley                   Name: Christopher J. Marsico
Title: Senior Paralegal                 Title: President

                                   SCHEDULE A

                                                                AVERAGE PERCENTAGE OF MONTHLY
                 FUND                                             AVERAGE DAILY NET ASSETS
                 ----                                           ------------------------------
TA IDEX Marsico International Growth    0.45% of the first $400 million of the Fund's average daily net assets
portfolio of Transamerica IDEX Mutual   0.40% of the Fund's average daily net assets over $400 million to $1 billion
Funds                                   0.35% of the Fund's average daily net assets in excess of $1 billion